                                                                    EXHIBIT 99.2


                                                 CONTACT:

                                                 Patrick Hartman
                                                 Chief Financial Officer
                                                 (818) 907-9122


                         CU BANCORP ANNOUNCES AGREEMENT
                     TO BE ACQUIRED BY BANCORP HAWAII, INC.


         ENCINO, CALIFORNIA, February 24, 1997 -- CU Bancorp (Nasdaq: CUBN), the holding company of California United Bank, announced that it has signed a definitive agreement to merge CU Bancorp into Bancorp Hawaii, Inc., the parent of Bank of Hawaii, at a price of $15.34 per share of CU Bancorp common stock. The price is payable in a combination of Bancorp Hawaii, Inc. common stock and cash with the stock portion being not more than 80% nor less than 60%. The purchase price is subject to adjustment under certain circumstances. California United Bank will continue to operate under its current leadership and management structure, as a subsidiary of the Hawaiian holding company.

         "This is a unique opportunity to provide exceptional value to our shareholders while continuing to offer the same unparalleled business and retail banking services to our customers," said Stephen G. Carpenter. "David I. Rainer and I will remain as President and Chief Executive Officer, respectively, and no major changes in operations or personnel are expected as a result of this acquisition. Our customers should see no change; we expect the transition to be seamless."

         "We welcome this opportunity as bringing value to all of our constituencies," commented Carpenter. "Our shareholders will benefit through the increased value, as well as, for those receiving stock, participation in the Bancorp Hawaii common stock which is traded on the New York Stock Exchange under the symbol BOH. Our customers will continue to be served by what we believe to be the best banking team in Southern California, and will have access to sophisticated business and retail products of the Bancorp Hawaii family. The management and employees will have the opportunity to continue in place as part of a larger organization."

         "Bancorp Hawaii has indicated that it is pursuing a strategy of geographical diversification spanning the Asia-Pacific region and aimed at capturing trade flows across the Pacific," noted President Rainer. "This acquisition will be their first acquisition in California, which is an important part of that strategy. We do not expect any significant changes in California United Bank's business strategy from this acquisition. Customers should know that our recent systems conversion has been completed and we expect to continue to utilize those systems as part of the Bancorp Hawaii family."

         "We are pleased to welcome the management and staff of California United Bank to Bancorp Hawaii," said Lawrence M. Johnson, Chairman and Chief Executive Officer of Bancorp Hawaii. "We are confident that this important acquisition will provide additional value to Bancorp Hawaii and CU Bancorp shareholders and provide new opportunities for California United Bank."

         Thomas C. Leppert, Bancorp Hawaii's Vice Chairman in charge of the U.S. Mainland market noted, "To realize the full potential of Bancorp Hawaii's strong Pacific network we need a strong Mainland platform focused on medium size and middle market companies, such as California United Bank. We view this as an incremental step, and we will-over time-continue to build our Mainland platform."

         Bancorp Hawaii is a regional bank holding company with more than 160 locations spanning nearly 12,000 miles from Singapore to New York. Bancorp Hawaii and its subsidiaries provide varied financial services to businesses, governments and individuals in Hawaii, the Asia-Pacific region and in selected markets on the U.S. Mainland. Bancorp Hawaii is the largest Hawaii-based financial organization, and its principal subsidiary, Bank of Hawaii, is the state's largest commercial bank.

         The transaction is subject to the approval of the shareholders of CU Bancorp and regulatory approvals. Subject to those approvals and the satisfaction of customary conditions, it is expected that the transaction will close no later than the third quarter of 1997.

         CU Bancorp is the holding company of California United Bank, among the largest independent banks headquartered in Southern California. It serves middle market businesses and consumers throughout Southern California from 21 branches in Westwood, the San Gabriel and San Fernando valleys, the South Bay, and Ventura and Orange counties. In addition to a comprehensive range of commercial and personal banking products and services, the Bank also offers specialty banking expertise in the areas of SBA lending, international trade services, entertainment finance, investment services and private banking services.
                                      #####